Exhibit 99.1

Tesoro Corporation Receives FTC Clearance for Purchase of BP’s Southern California Refining and Marketing Business

•	Creates world-scale integrated refining and marketing business

•	$1,175 million asset purchase price reduced by $100 million

•	First acquisition of assets by Tesoro Logistics for $640 million

•	Adds about $500 million in annual EBITDA

•	Reconfirming annual synergies of at least $250 million

•	$0.50 per share accretive to earnings in 2013

SAN ANTONIO - May 17, 2013 - Tesoro Corporation (NYSE:TSO) announced today that the Federal Trade Commission (“FTC”) has cleared the Company’s planned acquisition of BP’s fully integrated Southern California Refining and Marketing business and that Tesoro intends to close the acquisition during the second quarter, subject to customary closing conditions. The clearance from the FTC came without any impacts to the assets or operations in the transaction as announced in August of last year.

The purchase price of BP’s assets is $1,075 million, plus the market value of inventory, currently estimated at $1,300 million. This amount includes a $100 million purchase price reduction for the clearance with regulatory authorities.

“We are pleased the FTC has concluded its review and we can close this transformational acquisition as planned,” said Greg Goff, President and CEO. “This transaction is a unique opportunity for Tesoro to combine the best aspects of two West Coast refining, marketing and logistics businesses resulting in a more efficient world-scale integrated refining, marketing and logistics system.”

Tesoro currently owns and operates 263 thousand barrels per day (“mbpd”) of refining capacity in the state of California. Upon closing the transaction, Tesoro will begin the process of combining and reconfiguring the two West Coast systems to drive significant operational synergies through the integrated supply of crude oil, enhanced optimization of intermediate feedstocks and product distribution costs, improvements in light product yield and reductions in manufacturing costs and stationary source air emissions. This will include creating one Los Angeles refining complex by combining its existing Los Angeles refinery with the newly acquired and adjoining Carson refinery. This West Coast system work is expected to result in annual synergies of approximately $250 million with an additional capital investment of approximately $225 million.

In addition to the previously announced synergies, the Company plans to drive additional value from the crude oil sourcing flexibility expected through the recently announced unit train unloading and marine loading facility at the Port of Vancouver, WA. The Carson refinery, originally built to run Alaska North Slope crude oil, is an ideal home for cost-advantaged mid-continent crude oil. The Port of Vancouver logistics project, combined with the exceptional marine terminal facilities at Carson, is expected to drive an additional competitive advantage for the combined Tesoro Los Angeles refining complex.

The transaction includes about 800 dealer operated retail stations in Southern California, Nevada and Arizona, the well-established ARCO® brand and associated registered trademarks, and a master franchisee license for the ampm® convenience store brand. The addition of these high volume retail stations to Tesoro’s existing retail network will result in a total Southern California station count of about 1,350 retail stations, ensuring ratable off-take for the combined refinery complex gasoline production. This transaction is expected to drive the Company’s refining and marketing integration, a key strategic focus for Tesoro, to about 83%, a five percentage point improvement relative to today.

The transaction also includes two complementary assets which are located near the Carson refinery. The first is a 51% ownership in the 400 megawatt gas supplied Watson cogeneration (cogen) facility. This company-operated cogen, the largest in California, provides reliable electricity to the Carson refinery and sells excess electricity to the local utility grid. Post integration, the Company expects the Watson cogen to provide reliable electricity to Tesoro’s Wilmington refinery, driving additional operational availability. The second is a 350,000 metric ton per year anode coke calcining operation. This asset upgrades coke from the Carson refinery into valuable calcined anode-grade coke for the aluminum industry. These assets are expected to provide additional cash flow and drive earnings diversification for Tesoro.

Tesoro and Tesoro Logistics LP (“TLLP”) have reached an agreement for TLLP to acquire a portion of the Carson logistics assets from Tesoro for an expected transaction value of approximately $640 million. Closing of the logistics transaction is expected to occur concurrent with the BP transaction close. These assets, with expected annual logistics EBITDA of between $60 to $65 million, include six marketing and storage terminal facilities with a total combined throughput capacity of about 225 mbpd and approximately 6.4 million barrels of total storage capacity including 4.5 million barrels which is dedicated commercial storage capacity. The transaction price is expected to include cash of $544 million and Tesoro Logistics equity valued at $96 million. The Company expects to enter into terminalling and throughput agreements with minimum volume commitments, consistent with prior transactions. The remaining Carson logistics assets, consisting of dedicated storage capacity, pipelines and marine terminals, are expected to be offered to TLLP within twelve months post-closing, and have an expected market value of between $450 and $550 million.

The Company expects to fund the estimated $2,375 million transaction with between $500 and $750 million of cash, $500 million in term loan borrowings and nearly $550 million of cash proceeds from the acquisition of logistics assets by TLLP. The remainder of required funds is expected to be sourced with borrowings under Tesoro Corporation’s revolving credit facility, which was recently expanded to $3.0 billion.

“This is an exciting opportunity for Tesoro to drive significant shareholder value and is well aligned with our strategic priorities,” said Goff. “For essentially the value of inventory, we are adding about a half a billion dollars of base annual EBITDA; expanding refining capacity by nearly fifty percent, excluding Hawaii; driving an over sixty percent increase in the enterprise value of Tesoro Logistics; and adding a pair of high-value complementary integrated assets.”

TESORO CORPORATION
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP
(Unaudited, in millions)

(In millions) Unaudited	BP Assets Annual EBITDA Estimate
Projected Net Earnings	$245
Add income tax expense	145
Add interest and financing costs	45
Add depreciation and amortization expense	65
EBITDA (a)	$500

(In millions) Unaudited	BP Carson Transaction Synergies - Fully Realized 2017E
Projected Net Earnings	$149
Add income tax expense	91
Add depreciation and amortization expense	10
EBITDA (a)	$250

(In millions) Unaudited	Carson Marketing and Storage Terminals Annual EBITDA Estimate for TLLP
Projected Net Earnings	$31	$36
Add interest and financing costs (b)	10	10
Add depreciation and amortization expense (c)	19	19
EBITDA (a)	$60	$65

(a)
EBITDA represents earnings before interest and financing costs, net, interest income, income taxes, and depreciation and amortization expense. We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis. EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America. EBITDA may not be comparable to similarly titled measures used by other entities.

(b)	Forecasted interest and financing costs assume an equal split of debt and equity financing.

(c)	Depreciation and amortization expenses have been calculated using estimated purchase price allocation value of $200 million.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro’s retail-marketing system includes over 1,400 branded retail stations, of which 595 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the expected completion of the transaction; potential synergies, competitive advantages and other benefits arising out of the transaction, including those related to the marine loading facility in the Port of Vancouver, Washington; expected additional capital investments; reduction in source air emissions; expected cash flow and earnings diversification; timing and valuation of concurrent and subsequent logistics transactions; and expected financing for the transaction. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

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